Exhibit 10(m)




                                   April 27, 1995




Mr. David C. Wittig
1030 Fifth Avenue, Apt. 8W
New York, NY 10028

Dear David:

     We have had discussions over the last few months about our mutual interest in your taking a position on Western Resources' senior management team. Based on those discussions, and subject to the approval of the Western Resources Board of Directors, I am pleased to offer you the position of Executive Vice President, Corporate Strategy for Western Resources. In that position, you would report to me and be primarily responsible for leading our effort to grow our business. In addition, as a member of Western Resources' President's Council, you would participate with other senior officers in the formation and implementation of corporate policy regarding all aspects of the Company's operations.

     Your annual base compensation would be set at $425,000. The Board's current practice is to review officer compensation annually at its January meeting. In addition to base compensation, you would be eligible to participate in the Company's standard short and long term incentive plans for officers. Those plans, while subject to change, currently provide an opportunity for additional cash compensation of up to 36% of base and, on a rolling three year basis, a common stock grant equivalent in value of up to 10% of base. (Since you would be joining the Company at mid-year, we would establish partial year goals for you for the balance of 1995 and would pro rate your eligibility for 1995 incentive awards.) In addition, you will be enrolled in Western Resources, Inc.'s Executive Salary Continuation Plan (revised March 15, 1995).

     As an inducement to cause you to favorably consider accepting a combined level of base and incentive compensation, which is significantly below the level you have regularly earned in your present position, and as a means to encourage your long term commitment to Western Resources, we offer you the following non-standard benefit. Upon four years employment with Western Resources, you will vest in a supplemental benefit in a form agreeable to you and the Company, which is equivalent in value to an annual cash outlay by the Company of $25,000, beginning in 1995 and continuing through 2020.







Mr. David C. Wittig
Page 2
April 27, 1995


     In addition to the above, you will receive all benefits which are customarily offered to officers who serve on Western Resources' President's Council. These include a deferred compensation plan, a 401(K) savings plan, a qualified retirement plan, medical/dental insurance, life insurance, accidental death and dismemberment insurance, short and long term disability protection, sick leave, vacation and holiday leave, up to $5,000 annually to cover financial planning and tax preparation, a car allowance, personal use of a cellular phone, a club membership, an employment agreement, and relocation benefits, as we have discussed.

     David, I believe this is an outstanding opportunity for you and for Western Resources. I look forward to your early reply and to welcoming you to the Western Resources team. Please call me if you want to discuss any of this.

                                   Sincerely,





Accepted:




David C. Wittig


Date